Quest Resource Holding Corporation

Acquires Green Remedies, Strengthening Presence in Strategic Markets

The Colony, TX, October 20, 2020 - Quest Resource Holding Corporation (Nasdaq: QRHC) ("Quest"), a national leader in environmental waste and recycling services, announced today that it has acquired the assets of Green Remedies Waste and Recycling Inc., a leading provider of independent environmental services located in Elon, NC. The acquisition is part of Quest’s wholly owned subsidiary, Quest Resource Management Group, and will strengthen its presence across key markets, particularly the multi-family housing segment.

The total consideration of the acquisition at close is $16.2 million, with approximately two thirds of the consideration to be paid in cash at closing and the remaining third to be delivered through a combination of common stock and a subordinated seller note. An additional 4% to 14% of consideration may be earned through an earn out tied to future performance over the next three years. During the Trailing Twelve Month (TTM) period ending on June 30, 2020, Green Remedies is estimated to have produced net income of $2.5 million and Adjusted EBITDA of $2.8 million, after adjustments for depreciation of $270,000 and interest expense of $30,000. The transaction is expected to be accretive on a free cash flow per share basis.

Quest President and Chief Executive Officer S. Ray Hatch, said, "Green Remedies will add incremental volume to our existing market verticals and will establish a significant beachhead in the multi-family housing market. Like Quest, they provide waste and recycling services on an “asset-light” basis. They have built very strong customer loyalty and have an impressively strong market presence with national and regional companies headquartered in the Southeastern United States. We expect to integrate their vendor network, add their customers to our client management and finance systems, and bring additional value for our entire base of combined customers. We look forward to working with Green Remedies’ very successful and entrepreneurial team as we integrate their organization into Quest."

Alan Allred, Green Remedies’ President and Chief Executive Officer, said, "Taking care of our customers is our priority and has been the key to our success. Quest’s strong reputation for providing exceptional service was an important consideration in our decision to join forces. By joining Quest, our customers gain access to our combined larger national, regional, and local vendor network and broader scope of services with superb customer support capabilities. I am excited to continue to serve our customers’ needs as part of the Quest management team.”

Dan Friedberg, Quest’s Board Chairman added, “Quest is committed to growing long-term shareholder value and to supporting our customers’ sustainability goals. Thanks to the efforts of our entire team, we have built a highly scalable platform that can broadly support the needs of our customers. Our plan continues to focus on growing our existing customer relationships, adding customers organically, and acquiring synergistic, customer-oriented companies; all further enabling us to grow our capabilities, profits, and service levels.”

The acquisition will be financed primarily from a term loan arranged by Monroe Capital with $11.5 million drawn at closing. In addition, Quest potentially has access to more than $50 million in additional term debt financing, subject to the terms and conditions of the Monroe Capital term loan agreement, through a combination of a delayed draw term loan and an accordion facility to support Quest’s growth plans.

Additional details of the Transaction will be available in the Company’s Form 8-K, which will be filed with the Securities and Exchange Commission.

Use of Non-GAAP Financial Measure

This press release includes EBITDA which is a non-GAAP financial measure. EBITDA is calculated as earnings before interest, taxes, depreciation and amortization. The Company believes this non-GAAP measure provides useful information to shareholders regarding the business of Green Remedies.

About Green Remedies Waste and Recycling

Green Remedies is an environmental and waste expert providing independent national solid waste and recycling services, including risk management support, and developing environmentally responsible solutions for our clients. Green Remedies is dedicated to superior customer support and service. For more information visit www.GreenRemediesWaste.com.

About Quest Resource Holding Corporation

Quest is a provider of waste and recycling services to customers from across multiple industry sectors that are typically larger, multi-location businesses across the United States and Canada. In addition, Quest’s programs and services enable customers to address their environmental and sustainability goals and responsibilities. Quest provides information that tracks and reports the environmental results of Quest’s services, provides actionable data to improve business operations, and enables customers to address their environmental and sustainability goals and responsibilities. For more information visit www.QuestRMG.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, which provides a "safe harbor" for such statements in certain circumstances. The forward-looking statements include, but are not limited to, our belief we have operations in place to sustainably support profitability while consistently providing excellent customer service; our belief that our outlook for growth from our existing customer base remains strong and our pipeline of new business is growing; our belief that our efforts have positioned us well to grow gross profit; our expectation profitability will continue to grow at an even faster pace, at our current business levels, coupled with the operating leverage inherent in our business model; and our belief that the financial measures contained in this press release facilitate operating performance comparisons from period to period. These statements are based on our current expectations, estimates, projections, beliefs, and assumptions. Such statements involve significant risks and uncertainties. You are cautioned not to place undue reliance on such statements and to consult our SEC filings for additional risks and uncertainties that may apply to our business and the ownership of our securities. Our forward-looking statements are presented as of the date made, and we disclaim any duty to update such statements unless required by law to do so.

Investor Relations Contact:

Three Part Advisors, LLC - Joe Noyons • 817.778.8424

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